EXHIBIT 11.1


                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:

                                                           Three months ended
                                                                March 31,
                                                        ------------------------
                                                           2003          2002
                                                        ----------    ----------

Shares outstanding at end of period                      8,740,190     8,653,799
                                                        ==========    ==========

  Weighted average shares of common stock outstanding    8,726,760     8,646,243

  Weighted average shares of assumed conversion shares     756,661       807,784
                                                        ----------    ----------

  Weighted average shares of common stock and assumed
    conversion shares                                    9,483,421     9,454,027
                                                        ==========    ==========

Net income                                              $1,503,837    $1,134,205
                                                        ==========    ==========

Basic net income per common share                       $     0.17    $     0.13
                                                        ==========    ==========

Diluted net income per common share                     $     0.16    $     0.12
                                                        ==========    ==========